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                                                                      EXHIBIT 12

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                      YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------
                                    1989(A)      1990(A)      1991(A)       1992         1993
                                   ---------    ---------    ---------    ---------    ---------
                                   (THOUSANDS OF DOLLARS)
Net Income.......................  $ 523,435    $ 403,662    $ 543,035    $ 504,117    $ 595,519(A)
Plus Income Taxes................    207,644      144,652      274,146      253,276      316,010
                                   ---------    ---------    ---------    ---------    ---------
Net Income Before Income Taxes...    731,079      548,314      817,181      757,393      911,529
                                   ---------    ---------    ---------    ---------    ---------
Fixed Charges and Preferred Stock
  Dividend Requirements:
  Interest Charges...............    408,661      457,017      478,321      524,025      502,534
  Interest Factor in Rentals.....      8,908        9,162        9,311        9,591       11,090
  Preferred Stock Dividend
     Requirements (Pre-tax)......     39,729       38,544       42,676       46,748       58,112
                                   ---------    ---------    ---------    ---------    ---------
          Total..................    457,298      504,723      530,308      580,364      571,736
                                   ---------    ---------    ---------    ---------    ---------
Earnings Before Fixed Charges and
  Preferred Stock Dividend
  Requirements...................  $1,188,377   $1,053,037   $1,347,489   $1,337,757   $1,483,265
                                   ---------    ---------    ---------    ---------    ---------
                                   ---------    ---------    ---------    ---------    ---------
Ratio............................       2.60         2.09         2.54         2.30         2.59

(A) Excludes cumulative effect of $5.4 million change in accounting for EDHI's income taxes. (See Note 9 -- Federal Income Taxes of Notes to Consolidated Financial Statements.)

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